UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 15

________________________

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-55210

________________________

GREEN VISION BIOTECHNOLOGY CORP.
(Exact name of registrant as speciﬁed in its charter)

________________________

Rooms 1804-06, 18/F., Wing On House, 71 Des Voeux Road Central,

Hong Kong SAR, China

852-94929967

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive ofﬁces)

________________________

Common Stock

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to ﬁle reports under section 13(a) or 15(d) remains)

________________________

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to ﬁle reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

 ________________________

Approximate number of holders of record as of the certiﬁcation or notice date: 12

Pursuant to the requirements of the Securities Exchange Act of 1934, Green Vision Biotechnology Corp.  has caused this certiﬁcation/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	September 30, 2022	By:	/s/ Lam Ching Wan, William

		Name:	Lam Ching Wan, William
		Title:	Chief Executive Officer of Green Vision Biotechnology Corp.

Instruction: This form is required by Rules 12g-4, 12h-3, 15d-6 and 15d-22 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall ﬁle with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an ofﬁcer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

2